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                       FARM BUREAU LIFE INSURANCE COMPANY

            5400 UNIVERSITY AVENUE, WEST DES MOINES, IOWA 50266-5997

                         INCREMENTAL DEATH BENEFIT RIDER

           This rider is a part of the policy to which it is attached.


SECTION 1 -- POLICY MODIFICATIONS

The policy is modified to add the provisions of this rider. All provisions of the policy not in conflict with this rider will apply to this rider. In the event of a conflict between the provisions of the policy and this rider, the provisions of this rider will prevail.

SECTION 2 -- INCREMENTAL DEATH BENEFIT

This rider provides for an incremental death benefit that is added to the Death Benefit payable under your policy.

If the Annuitant's Age on the Policy Date is less than [66], the incremental death benefit will be equal to 40% of "a" minus "b", where:

a.   is the accumulated value as of the date due proof of death is received; and

b. is the sum of all premium payments less the sum of all partial withdrawals, as of the date due proof of death is received.

Notwithstanding the foregoing, the incremental death benefit cannot exceed 50% of "b". The incremental death benefit will never be less than zero.

SECTION 3 -- EFFECTIVE DATE

The effective date of this rider will be the policy date of the policy. This rider may be added only at policy issue. Once the rider is in force on this policy, this rider may not be removed.

SECTION 4 -- TERMINATION

All rights and benefits under this rider will end when any of the following events occur:

a.   annuity payments begin;

b.   the policy is terminated; or

c. if a variable annuity, when all of the value of the policy is applied to a variable payment option.

SECTION 5 -- ANNUAL DEDUCTIONS

The annual deduction for this rider will be deducted on each policy anniversary.

The current annual deduction rate of this rider will be determined by us. If we change the rate, we will change it for every policy in your premium class. The current annual deduction rate is shown on the policy data page. It will never exceed 0.30% of the accumulated value.


                                             /s/ Craig A. Lang
                                                     President


434-511(05-02)